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                                                                    Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
BioMed Realty Trust,Inc.:

We consent to the use of our report with respect to the combined statement of revenues and certain expenses of Lyme Portfolio, and to the statements of revenues and certain expenses of Bridgeview II, Nancy Ridge, Graphics Drive, and Phoenixville for the year ended December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement and related prospectus. Our reports refer to the fact that the statements of revenues and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

                                  /s/KPMG LLP

San Diego, California
June 21, 2005